Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Badurey S.A.	Uruguay
BD Travelsolution, S. de R.L. de C.V.	Mexico
Click Hoteles.com, LLC*	Delaware, United States of America
Decolar.com Ltda.	Brazil
Decolar.com, Inc.	Delaware, United States of America
Despegar Colombia S.A.S.	Colombia
Despegar Ecuador S.A.	Ecuador
Despegar.com Chile SpA.	Chile
Despegar.com México, S.A. de C.V.	Mexico
Despegar.com Perú S.A.C.	Peru
Despegar.com USA, Inc.	Delaware, United States of America
Despegar.com.ar S.A.	Argentina
DFinance Holding Ltda.	Brazil
Holidays S.A.	Uruguay
Jamiray International S.A.	Uruguay
Koin Administradora de Cartões e Meios de Pagamento S.A.	Brazil
Koin (BVI) Limited	British Virgin Islands
Rivamor S.A.	Uruguay
Ruselmy S.A.	Uruguay
Satylca S.C.A.	Uruguay
Servicios Online 3351 de Venezuela C.A.	Venezuela
South Net Chile, LTDA	Chile
South Net Travel, Inc.	United States
South Net Turismo Perú S.R.L.*	Peru
South-Net Turismo S.A.U.	Argentina
Transporturist, S.A. de C.V.	Mexico
Travel Reservations S.R.L.	Uruguay
Viajes Beda, S.A. de C.V.	Mexico
Viajes Despegar.com O.N.L.I.N.E. S.A.	Costa Rica

*	In process of dissolution.